Exhibit 99.1

Sun Hydraulics Reports First Quarter Earnings of $0.03 per Share on $25.2 Million in Sales

SARASOTA, FLA, May 4, 2009 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the first quarter 2009 as follows:

(Dollars in millions except net income per share)

	March 28, 2009	March 29, 2008	Decrease
Three Months Ended
Net Sales	$25.2	$49.0	-49%
Net Income	$0.6	$7.7	-92%
Net Income per share:
Basic	$0.03	$0.46	-93%
Diluted	$0.03	$0.46	-93%

“First quarter sales were what we expected and we were able to do a little better than we anticipated on the earnings side,” reported Allen Carlson, Sun’s CEO and President. “Cash flow remains positive, allowing us to continue taking actions that will improve our place in the market when demand rallies. This spring we also released new automated design software that has been in development for four years. This web-based software will stimulate increased cartridge sales around the world.”

Continuing, Carlson offered, “It is my sense that we are getting close to, and may have, reached the bottom of this difficult economic cycle. There are some positive signals out there, most notably the Purchasing Manager’s Index, which has now reported four consecutive months of upward movement. While the magnitude is small, upward is the right direction and this index has proven to be a reliable directional indicator of our business. Our strong financial foundation enables us to maintain our readiness, continue paying our dividend and prepare for the next expansion. This is a result of being diligent in managing our business throughout the business cycle.”

Outlook

Sun’s 2009 second quarter sales are expected to be approximately $21 million, a 60% decrease in revenue compared to last year, and earnings are expected to be slightly below breakeven.

“We have taken steps to mitigate the effects of declining demand including curtailing non-essential spending. Our priority remains to invest in capability, capacity, quality, productivity, product development and expanding the Sun brand globally. Any actions to balance production with demand will not compromise our long term objectives at the expense of quarterly results. We know from previous business cycles that our market share grows and earnings benefit by maintaining a steady course at the bottom of the cycle,” concluded Carlson.

Webcast

Sun Hydraulics Corporation will broadcast its Q1 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, May 5, 2009. To listen to the webcast, go to http://investor.sunhydraulics.com/eventdetail.cfm?eventid=67790.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-852-6573. Questions also may be submitted to the Company via email at investor@sunhydraulics.com. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended March 28, 2009, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2008. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	March 28, 2009	March 29, 2008
	(unaudited)	(unaudited)
Net sales	$25,208	$49,008

Cost of sales	19,629	31,914

Gross profit	5,579	17,094

Selling, engineering and administrative expenses	4,775	5,955

Operating income	804	11,139

Interest income, net	(110)	(113)
Foreign currency transaction (gain)/loss, net	(8)	36
Miscellaneous (income)/expense, net	199	(249)

Income before income taxes	723	11,465

Income tax provision	171	3,775

Net income	$552	$7,690

Basic net income per common share	$0.03	$0.46

Weighted average basic shares outstanding	16,664	16,562

Diluted net income per common share	$0.03	$0.46

Weighted average diluted shares outstanding	16,694	16,596

Dividends declared per share	$0.180	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 28, 2009	December 27, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,534	$35,176
Restricted cash	123	127
Accounts receivable, net of allowance for doubtful accounts of $90 and $92	11,109	12,502
Inventories	8,646	9,960
Income taxes receivable	2,251	1,353
Deferred income taxes	259	259
Marketable securities	5,183	—
Other current assets	1,175	1,290

Total current assets	59,280	60,667

Property, plant and equipment, net	56,859	57,726
Marketable securities	1,041	—
Other assets	3,899	3,992

Total assets	$121,079	$122,385

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,217	$3,258
Accrued expenses and other liabilities	6,022	5,546
Long-term debt due within one year	—	147
Dividends payable	3,000	1,499

Total current liabilities	12,239	10,450

Long-term debt due after one year	—	125
Deferred income taxes	4,863	4,871
Other noncurrent liabilities	348	383

Total liabilities	17,450	15,829

Shareholders’ equity:
Common stock	17	17
Capital in excess of par value	38,364	38,042
Retained earnings	67,647	70,099
Accumulated other comprehensive income	(2,399)	(1,602)

Total shareholders' equity	103,629	106,556

Total liabilities and shareholders’ equity	$121,079	$122,385

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Three months ended
	March 28, 2009	March 29, 2008
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$552	$7,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,760	1,720
Loss on disposal of assets	—	104
Provision for deferred income taxes	(8)	2
Allowance for doubtful accounts	(2)	(7)
Stock-based compensation expense	228	199
Stock options income tax benefit	—	(15)
(Increase) decrease in:
Accounts receivable	1,395	(7,754)
Inventories	1,314	(584)
Income taxes receivable	(898)	—
Other current assets	115	193
Other assets	90	(84)
Increase (decrease) in:
Accounts payable	(41)	1,407
Accrued expenses and other liabilities	476	1,725
Income taxes payable	—	2,753
Other noncurrent liabilities	(35)	90

Net cash provided by operating activities	4,946	7,439

Cash flows from investing activities:
Capital expenditures	(1,236)	(2,400)
Proceeds from dispositions of equipment	—	99
Purchase of marketable securities	(6,230)	—

Net cash used in investing activities	(7,466)	(2,301)

Cash flows from financing activities:
Repayment of debt	(261)	(51)
Proceeds from exercise of stock options	—	66
Proceeds from stock issued	94	77
Dividends to shareholders	(1,503)	(1,485)
Stock options income tax benefit	—	15

Net cash used in financing activities	(1,670)	(1,378)

Effect of exchange rate changes on cash and cash equivalents	(456)	286

Net increase/(decrease) in cash and cash equivalents	(4,646)	4,046

Cash and cash equivalents, beginning of period	35,303	19,337

Cash and cash equivalents, end of period	$30,657	$23,383

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$9	$10
Income taxes	$1,077	$1,035
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$—	$1,498

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended March 28, 2009
Sales to unaffiliated customers	$15,621	$1,960	$4,167	$3,460	$—	$25,208
Intercompany sales	4,156	—	29	465	(4,650)	—
Operating income	(550)	86	713	454	101	804
Depreciation	1,370	26	124	233	—	1,753
Capital expenditures	1,131	22	4	79	—	1,236

Three Months Ended March 29, 2008
Sales to unaffiliated customers	$28,320	$6,354	$7,962	$6,372	$—	$49,008
Intercompany sales	9,126	—	78	590	(9,794)	—
Operating income	7,184	650	2,413	1,030	(138)	11,139
Depreciation	1,192	46	145	330	—	1,713
Capital expenditures	2,232	15	33	120	—	2,400